Exhibit (l)(i)

PURCHASE AGREEMENT

Spirit of America Investment Fund, Inc. (the “Company”), a Maryland Corporation, on behalf of the Spirit of America Value Fund (the “Portfolio”) and David Lerner (the “Purchaser”) hereby agree as follows:

1.	The Company hereby offers to the Purchaser and the Purchaser hereby agrees to purchase 1,000 shares of the Portfolio at $10.00 per share, each share with a par value of $.001 (hereafter “Shares”). The Shares are the “initial shares” of the Portfolio. The Purchaser hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Company hereby acknowledges receipt from the Purchasers of funds in the aggregate amount of ten thousand dollars ($10,000.00) in full payment for the Shares.

2.	The Purchaser represents and warrants to the Company that the Shares are being acquired for investment purposes and not for the purpose of distribution.

3.	The Purchaser agrees that if the Purchaser or any direct or indirect transferee of the Shares held by the Purchaser redeems the Shares prior to the fifth anniversary of the date that the Portfolio begins its investment activities, the redemption proceeds payable to the Purchaser or such transferee will be reduced by an amount equal to the number resulting from multiplying the Portfolio’s total unamortized costs by a fraction, the numerator of which is equal to the number of Shares redeemed by such Purchaser or such transferee and the denominator of which is equal to the number of Shares of the Portfolio outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

4.	The Company represents that a copy of its Articles of Incorporation is on file at the Maryland Secretary of State’s office.

5.	This Agreement has been executed on behalf of the Portfolio by the undersigned officer of the Company in his capacity as an officer of the Company. The obligations of this Agreement shall be binding only upon the assets and property of the Portfolio and shall not be binding upon any individual Director, officer or shareholder of the Portfolio or the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 24th day of July, 2002.

Attest:	SPIRIT OF AMERICA INVESTMENT FUND, INC.

/s/ Alan P. Chodosh	By:	/s/ David Lerner
	Name:	David Lerner
	Title:	President

Attest:	PURCHASER

/s/ Alan P. Chodosh	By:	/s/ David Lerner
David Lerner